May 2026

Pricing Supplement

Dated May 29, 2026

Registration Statement No. 333-282565

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated November 8, 2024, Prospectus Supplement dated November 8, 2024,

Underlier Supplement dated November 8, 2024 and Product Supplement dated November 8, 2024)

STRUCTURED INVESTMENTS

Opportunities in International Equities

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Auto-Callable Dual Directional Buffered PLUS or “Buffered PLUS” will pay no interest and provide a minimum payment at maturity of only 10.00% of the stated principal amount. The Buffered PLUS will be automatically redeemed if the index closing value on the determination date prior to the final determination date is greater than or equal to the initial index value, for an early redemption payment of $1,110.50 per Buffered PLUS, as described below. No further payments will be made on the Buffered PLUS once they have been redeemed. At maturity, if the Buffered PLUS have not previously been redeemed and the final index value of the underlying index is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index. If the final index value is less than or equal to the initial index value, but not by more than the buffer amount of 10.00%, investors will receive at maturity the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the final index value is less than the initial index value by more than the buffer amount, investors will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90.00% of the stated principal amount. Accordingly, the Buffered PLUS do not guarantee the full return of principal at maturity and you could lose up to 90.00% of your investment in the Buffered PLUS. The Buffered PLUS are for investors who seek an index-based return and who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or, if the Buffered PLUS have not previously been redeemed, the upside leverage, buffer and absolute return features that, in each case, apply to a limited range of performance of the underlying index. The Buffered PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The Buffered PLUS are notes issued as part of BNS’ Senior Note Program, Series A. All payments on the Buffered PLUS are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment in the Buffered PLUS. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Underlying index:	EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Aggregate principal amount:	$15,745,000
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Pricing date:	May 29, 2026
Original issue date:

June 3, 2026 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS in the secondary market on any date prior to one business day before delivery of the Buffered PLUS will be required, by virtue of the fact that the Buffered PLUS initially will settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final determination date:	May 30, 2028, as noted below under “Determination dates, Early redemption dates and Early Redemption payment per Buffered PLUS”
Maturity date:	June 2, 2028, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Early redemption:

If the index closing value of the underlying index on the determination date prior to the final determination date is greater than or equal to the initial index value, the Buffered PLUS will be automatically redeemed for the early redemption payment on the early redemption date. No further payments will be made on the Buffered PLUS once they have been redeemed.

Determination dates, Early redemption dates and Early redemption payment per Buffered PLUS:

The early redemption payment will be an amount in cash per Buffered PLUS for the determination date prior to the final determination date as set forth below.

No further payments will be made on the Buffered PLUS once they have been redeemed.

Determination Dates*

Early Redemption Dates

Early Redemption Payment per Buffered PLUS

1st determination date: June 8, 2027

June 11, 2027

$1,110.50

2nd determination date: May 30, 2028 (the “final determination date”)

Not applicable – See “Payment at maturity per Buffered PLUS” below

* Subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement).

Payment at maturity per Buffered PLUS:

If the Buffered PLUS are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per Buffered PLUS as follows:

￭ If the final index value is greater than the initial index value:

$1,000.00 + leveraged upside payment

￭ If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:

$1,000.00 + ($1,000.00 × absolute underlying return)

In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $100.00. You will not benefit from the leverage feature in this scenario.

￭ If the final index value is less than the initial index value by more than the buffer amount:

$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]

If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and you could lose up to 90.00% of your investment in the Buffered PLUS.

Underlying return:	(final index value − initial index value) / initial index value
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Upside leverage factor:	125.00% (applicable only if the Buffered PLUS are not automatically redeemed prior to maturity and the final index value is greater than the initial index value)
Leveraged upside payment:	$1,000.00 × upside leverage factor × underlying return
Buffer amount:	10.00%
Initial index value:

6,050.54, which is equal to the index closing value of the underlying index on the pricing date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

Final index value:

The index closing value of the underlying index on the final determination date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

CUSIP/ISIN:	06419HZ72 / US06419HZ727
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:

Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”

Estimated value on the pricing date:

$965.80 per stated principal amount, which is less than the issue price listed above. See “Additional Information About the Buffered PLUS — Additional information regarding estimated value of the Buffered PLUS” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 11 of this document for additional information. The actual value of your Buffered PLUS at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered PLUS:	$1,000.00	$20.00(a) + $5.00(b) $25.00	$975.00
Total:	$15,745,000.00	$393,625.00	$15,351,375.00

(1)SCUSA, has agreed to purchase the Buffered PLUS at the stated principal amount and, as part of the distribution of the Buffered PLUS, has agreed to sell all of the Buffered PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)     a fixed sales commission of $20.00 per $1,000.00 stated principal amount of the Buffered PLUS that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of the Buffered PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Buffered PLUS or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the underlier supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Buffered PLUS are not bail-inable debt securities under the CDIC Act.

Product supplement dated November 8, 2024	Underlier supplement dated November 8, 2024	Prospectus supplement dated November 8, 2024	Prospectus dated November 8, 2024

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About BNS and the Buffered PLUS

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024, the underlier supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Buffered PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Buffered PLUS may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Buffered PLUS involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

♦Underlier Supplement dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

♦Prospectus Supplement dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

♦Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Buffered PLUS” refers to the Auto-Callable Dual Directional Buffered Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated November 8, 2024, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated November 8, 2024, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated November 8, 2024 and references to the “accompanying prospectus” mean the BNS prospectus, dated November 8, 2024.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

“Buffered Performance Leveraged Upside SecuritiesSM” and “Buffered PLUSSM” are service marks of Morgan Stanley.

May 2026 Page 2

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Overview

Auto-Callable Dual Directional Buffered PLUS

Principal at Risk Securities

The Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028, which we refer to as the Buffered PLUS, do not provide for the regular payment of interest and do not guarantee the repayment of principal, and you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”). Instead, the Buffered PLUS will be automatically redeemed if the index closing value on the determination date prior to the final determination date is greater than or equal to the initial index value, for an early redemption payment of $1,110.50 per Buffered PLUS, as described below.

At maturity, if the Buffered PLUS have not previously been redeemed and the final index value is greater than the initial index value, investors will receive the stated principal amount of their investment plus a return reflecting 125.00% of the upside performance of the underlying index. If the Buffered PLUS have not previously been redeemed and the final index value is less than or equal to the initial index value but not by more than the buffer amount of 10.00%, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the final index value is less than the initial index value by more than the buffer amount, investors will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90.00% of the stated principal amount of the Buffered PLUS. Accordingly, investors in the Buffered PLUS must be willing to accept the risk of losing up to 90.00% of their initial investment.

Maturity:	Approximately 24 months, subject to early redemption
Upside leverage factor:	125.00% (applicable only if the Buffered PLUS are not automatically redeemed prior to maturity and the final index value is greater than the initial index value)
Automatic early redemption:

If, on the determination date prior to the final determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the Buffered PLUS will be automatically redeemed for the early redemption payment on the early redemption date.

Early redemption payment:	The early redemption payment will be an amount in cash per Buffered PLUS as follows: 1st determination date $1,110.50
Payment at maturity:

If the Buffered PLUS are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per Buffered PLUS as follows:

￭ If the final index value is greater than the initial index value:

$1,000.00 + leveraged upside payment

￭ If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:

$1,000.00 + ($1,000.00 × absolute underlying return)

In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $100.00. You will not benefit from the leverage feature in this scenario.

￭ If the final index value is less than the initial index value by more than the buffer amount:

$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]

If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and you could lose up to 90.00% of your investment in the Buffered PLUS.

Buffer amount:	10.00%
Coupon:	None
Minimum payment at maturity:	$100.00 (10.00% of the stated principal amount)
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

May 2026 Page 3

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS do not provide for the regular payment of interest. Instead, the Buffered PLUS will be automatically redeemed for an early redemption payment if the index closing value on the determination date prior to the final determination date is greater than or equal to the initial index value.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the Buffered PLUS have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the Buffered PLUS may or may not be redeemed prior to maturity and the payment at maturity may be less than the stated principal amount of the Buffered PLUS.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Buffered PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Scenario 1: The Buffered PLUS are redeemed prior to maturity

If the index closing value of the underlying index is greater than or equal to the initial index value on the determination date prior to the final determination date, the Buffered PLUS will be automatically redeemed for the early redemption payment on the early redemption date. You will not participate in any increase of the underlying index.

Scenario 2: The Buffered PLUS are not redeemed prior to maturity and investors receive the leveraged upside payment

This scenario assumes that the index closing value of the underlying index is less than the initial index value on the determination date prior to the final determination date. Consequently, the Buffered PLUS are not automatically redeemed prior to maturity.

If the final index value is greater than the initial index value, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment.

Scenario 3: The Buffered PLUS are not redeemed prior to maturity, and investors receive the absolute underlying return

This scenario assumes that the index closing value of the underlying index is less than the initial index value on the determination date prior to the final determination date. Consequently, the Buffered PLUS are not automatically redeemed prior to maturity.

If the final index value is less than or equal to the initial index value but not by more than the buffer amount, at maturity you will receive a 1% positive return for each 1% negative return of the underlying index. For example, if the final index value is 5% less than the initial index value, the Buffered PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 10.00% return at maturity.

Scenario 4: The Buffered PLUS are not redeemed prior to maturity and investors suffer a significant loss of principal at maturity

This scenario assumes that the index closing value of the underlying index is less than the initial index value by more than the buffer amount on the determination date prior to the final determination date. Consequently, the Buffered PLUS are not automatically redeemed prior to maturity.

If the final index value is less than the initial index value by more than the buffer amount, at maturity you will receive less than the stated principal amount and you will lose 1% for every 1% that the final index value has fallen below the initial index value in excess of the buffer amount. For example, if the underlying return is -45.00%, each Buffered PLUS will redeem for $650.00, or 65.00% of the stated principal amount. The minimum payment at maturity on the Buffered PLUS is 10.00% of the stated principal amount and you could lose up to 90.00% of your investment in the Buffered PLUS.

May 2026 Page 4

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investor Suitability

The Buffered PLUS may be suitable for you if:

■You fully understand and are willing to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90.00% of your investment in the Buffered PLUS

■You can tolerate a loss of some and up to 90.00% of your investment and are willing to make an investment that, if the Buffered PLUS are not automatically redeemed prior to maturity and the final index value is less than the initial index value by more than the buffer amount, has similar downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■You understand and accept that, if the Buffered PLUS are automatically redeemed prior to maturity, your return on the Buffered PLUS is limited to the early redemption payment and you will not participate in any increase of the underlying index

■You believe that the index closing value will be greater than or equal to the initial index value on the determination date prior to the final determination date or, if the Buffered PLUS are not automatically redeemed prior to maturity, that (1) the final index value will be greater than the initial index value or (2) the final index value will be less than the initial index value by not more than the buffer amount

■You understand and accept that your potential positive return from the absolute return feature is limited by the buffer amount and that any decrease in the final index value from the initial index value by more than the buffer amount will result in a loss, rather than a positive return, on your investment

■You can tolerate fluctuations in the market prices of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index

■You do not seek current income from your investment and are willing to forgo any dividends paid on the index constituent stocks

■You are willing and able to invest in securities that may be redeemed prior to the maturity date, you are otherwise willing and able to hold the Buffered PLUS to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Buffered PLUS

■You understand and are willing to accept the risks associated with the underlying index

■You are willing to assume the credit risk of BNS for all payments under the Buffered PLUS, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Buffered PLUS may not be suitable for you if:

■You do not fully understand or are unwilling to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90.00% of your investment in the Buffered PLUS

■You require an investment that provides full protection against loss of principal

■You are not willing to make an investment that, if the Buffered PLUS are not automatically redeemed prior to maturity and the final index value is less than the initial index value by more than the buffer amount, has similar downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■You do not understand or cannot accept that, if the Buffered PLUS are automatically redeemed prior to maturity, your return on the Buffered PLUS is limited to the early redemption payment and you will not participate in any increase of the underlying index

■You believe that the index closing value will be less than the initial index value on the determination date prior to the final determination date and that, if the Buffered PLUS are not automatically redeemed prior to maturity, the final index value will be less than the initial index value by more than the buffer amount

■You do not understand or cannot accept that your potential positive return from the absolute return feature is limited by the buffer amount

■You cannot tolerate fluctuations in the market price of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index

■You seek current income from your investment or prefer to receive any dividends paid on the index constituent stocks

■You are unable or unwilling to hold the Buffered PLUS that may be redeemed prior to the maturity date, you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market

■You do not understand or are not willing to accept the risks associated with the underlying index

■You are not willing to assume the credit risk of BNS for all payments under the Buffered PLUS, including any repayment of principal

May 2026 Page 5

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Auto-Callable Dual Directional Buffered PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Buffered PLUS are specified on the cover hereof).

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Buffered PLUS are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per Buffered PLUS
Upside leverage factor:	125.00%
Buffer amount:	10.00%
Early redemption payment:	The early redemption payment will be an amount in cash per Buffered PLUS as follows: 1st determination date $1,110.50
Hypothetical initial index value:	100.00
Minimum payment at maturity:	$100.00 (10.00% of the stated principal amount)

EXAMPLE 1: The Buffered PLUS are redeemed following the first determination date.

Date	Index Closing Value	Payment (per Buffered PLUS)
1st Determination Date	120.00 (greater than or equal to initial index value)	$1,110.50

In this example, the index closing value on the first determination date is greater than or equal to the initial index value. Therefore, the Buffered PLUS are automatically redeemed on the determination date prior to the final determination date. Investors will receive $1,110.50 per Buffered PLUS on the early redemption date (a total return of 11.05% on the Buffered PLUS). No further payments will be made on the Buffered PLUS once they have been redeemed, and investors do not participate in the appreciation of the underlying index.

EXAMPLE 2: The Buffered PLUS are not automatically redeemed prior to maturity and the final index value is greater than the initial index value.

Final index value	110.00
Underlying return	(110.00 – 100.00) / 100.00 = 10.00%
Payment at maturity	= $1,000.00 + leveraged upside payment
= $1,000.00 + ($1,000.00 × upside leverage factor × underlying return)
= $1,000.00 + ($1,000.00 × 125.00% × 10.00%)
= $1,125.00

In this example, the index closing value is less than the initial index value on the determination date prior to the final determination date and, therefore, the Buffered PLUS are not redeemed prior to maturity. On the final determination date, the final index value is greater than the initial index value and the underlying return is 10.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 125.00% times the underlying return, resulting in a payment at maturity of $1,125.00 per Buffered PLUS (a total return of 12.50%).

May 2026 Page 6

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

EXAMPLE 3: The Buffered PLUS are not automatically redeemed prior to maturity and the final index value is less than the initial index value, but not by more than the buffer amount.

Final index value	95.00
Underlying return	(95.00 – 100.00) / 100.00 = -5.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × absolute underlying return)
= $1,000.00 + ($1,000.00 × |-5.00%|)
= $1,050.00

In this example, the index closing value is less than the initial index value on the determination date prior to the final determination date and, therefore, the Buffered PLUS are not redeemed prior to maturity. On the final determination date, the final index value is less than the initial index value, but not by more than the buffer amount, and the underlying return is -5.00%. Accordingly, investors receive the stated principal amount at maturity plus an unleveraged positive return equal to the absolute value of the percentage decline, resulting in a payment at maturity of $1,050.00 per Buffered PLUS (a total return of 5.00%).

EXAMPLE 4: The Buffered PLUS are not automatically redeemed prior to maturity and the final index value is less than the initial index value by more than the buffer amount.

Final index value	40.00
Underlying return	(40.00 – 100.00) / 100.00 = -60.00%
Payment at maturity	= $1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
= $1,000.00 + [$1,000.00 × (-60.00% + 10.00%)]
= $1,000.00 - $500.00
= $500.00

In this example, the index closing value is less than the initial index value on the determination date prior to the final determination date and, therefore, the Buffered PLUS are not redeemed prior to maturity. On the final determination date, the final index value is less than the initial index value by more than the buffer amount and the underlying return is -60.00%. Because the final index value is less than the initial index value by more than the buffer amount, investors receive a payment at maturity of $500.00 per Buffered PLUS (a return on investment of -50.00%).

If the Buffered PLUS are not redeemed prior to maturity and the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and you could lose up to 90.00% of your investment in the Buffered PLUS.

May 2026 Page 7

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS.

Risks Relating to Return Characteristics

￭You may lose up to 90.00% of your investment in the Buffered PLUS. The Buffered PLUS differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the Buffered PLUS at maturity. If the Buffered PLUS are not automatically redeemed prior to maturity and the final index value is less than the initial index value by more than the buffer amount, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value in excess of the buffer amount. You may lose up to 90.00% of your investment in the Buffered PLUS.

￭The stated payout from the issuer applies only upon an early redemption or at maturity. You should be willing to hold your Buffered PLUS to maturity. The stated payout, including the potential to benefit from the early redemption payment, upside leverage factor or absolute underlying return features, is available only if you hold your securities to an early redemption or to maturity, as applicable. If you are able to sell your Buffered PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Buffered PLUS even if the then-current value of the underlying index performs favorable to you.

■If the Buffered PLUS are redeemed prior to maturity, the appreciation potential of the Buffered PLUS is limited by the early redemption payment. If the index closing value is greater than or equal to the initial index value on the determination date prior to the final determination date, the Buffered PLUS will be automatically redeemed. In this scenario, the appreciation potential of the Buffered PLUS is limited to the early redemption payment, and no further payments will be made on the Buffered PLUS once they have been redeemed. In addition, if the Buffered PLUS are redeemed prior to maturity, you will not participate in any increase of the underlying index, which could be significant. Moreover, the early redemption payment may be less than the payment at maturity you would receive for the same level of increase of the underlying index had the Buffered PLUS not been automatically redeemed and instead remained outstanding until maturity.

■The potential positive return on the Buffered PLUS from any negative performance of the underlying index is limited by the buffer amount and the return on the Buffered PLUS may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. If the Buffered PLUS are not automatically redeemed prior to maturity and the final index value is less than or equal to the initial index value, but not by more than the buffer amount, you will receive at maturity $1,000 plus a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying index. You will not benefit from the leverage feature in this scenario. However, due to the buffer amount, your return from the absolute return feature is effectively limited to 10.00% and the return on the Buffered PLUS may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. While a decline from the initial index value to the final index value by a percentage that is less than or equal to the buffer amount will result in a positive return equal to the absolute underlying return, a further decline of the final index value to less than the initial index value by more than the buffer amount would instead result in a loss of 1% of your principal for every 1% that the final index value falls below the initial index value in excess of the buffer amount. The return on the Buffered PLUS in these two scenarios is significantly different despite only a small relative difference in the underlying return.

■Greater expected volatility with respect to the underlying index generally reflects a higher return rate represented by the early redemption payment, a higher upside leverage factor and a lower buffer amount, and a higher expectation as of the pricing date that the final index value could be less than the initial index value by more than the buffer amount. Greater expected volatility with respect to the underlying index reflects a higher expectation as of the pricing date that the Buffered PLUS will not be redeemed prior to maturity and that the final index value could be less than the initial index value by more than the buffer amount. “Volatility” refers to the frequency and magnitude of changes in the level of an asset or group of assets. This greater expected risk will generally be reflected in a higher return rate represented by the early redemption payment, a higher upside leverage factor and a lower buffer amount for the Buffered PLUS than would have been the case had expected volatility been lower. However, while such terms are set on the pricing date based, in part, on the underlying index’s volatility calculated using our internal models, the underlying index’s volatility can change significantly over the term of the Buffered PLUS. The value of the underlying index could fall sharply, which could result in the loss of up to 90.00% of your investment in the Buffered PLUS.

May 2026 Page 8

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

■The Buffered PLUS are subject to reinvestment risk in the event of an early redemption. The Buffered PLUS will be automatically redeemed prior to maturity if the index closing value of the underlying index on the determination date prior to the final determination date is greater than or equal to the initial index value and you will not receive any further payments after the early redemption date. Conversely, the Buffered PLUS will not be automatically redeemed when the index closing value on the determination date prior to the final determination date is less than the initial index value, which generally coincides with a greater risk of principal loss on your Buffered PLUS. If the Buffered PLUS are automatically redeemed prior to maturity, the term of your investment will be limited. In the event that the Buffered PLUS are redeemed prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Buffered PLUS at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Buffered PLUS, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

■The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the determination dates. Whether you receive an early redemption payment will be based only on the index closing value on the determination date prior to the final determination date, subject to postponement for non-trading days and certain market disruption events. As a result, you will not know whether the Buffered PLUS will be automatically redeemed for the early redemption payment until the determination date prior to the final determination date. Moreover, because whether the Buffered PLUS will be automatically redeemed is based solely on the value of the underlying index on the determination date prior to the final determination date, if the index closing value on such determination date is less than the initial index value, you will not receive the early redemption payment even if the value of the underlying index was greater than or equal to the initial index value on other days during the term of the Buffered PLUS.

Similarly, the final index value will be based only on the index closing value on the final determination date, subject to postponement for non-trading days and certain market disruption events. If the value of the underlying index changes in a manner that is adverse to you on the final determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index at any time prior to such drop. Although the index closing value of the underlying index on the maturity date or at other times during the term of the Buffered PLUS may be more favorable to you than the index closing value on the final determination date, the payment at maturity will be based solely on the index closing value on the final determination date.

■Owning the Buffered PLUS is not the same as owning the index constituent stocks. The return on your Buffered PLUS may not reflect the return you would realize if you actually owned the index constituent stocks. For example, you will not receive or be entitled to receive any dividend payments or other distributions paid on the index constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Buffered PLUS. In addition, as an owner of the Buffered PLUS, you will not have voting rights or any other rights that a holder of the index constituent stocks may have.

■The absolute return feature is not the same as taking a short position directly in the underlying index or any index constituent stocks. The return on your Buffered PLUS will not reflect the return you may realize if you actually took a short position directly in the underlying index or any index constituent stocks. Unlike a direct short position in the underlying index or the index constituent stocks, which would entitle you to fully benefit from any depreciation of the underlying index or such index constituent stocks, you will not benefit from any depreciation of the underlying index beyond an underlying return of -10.00%. To the contrary, an underlying return of less than -10.00% will result in a loss of 1% of your principal for every 1% that the final index value falls below the initial index value in excess of the buffer amount, and you could lose up to 90.00% of your investment in the Buffered PLUS, as described above.

Risks Relating to Characteristics of the Underlying Index

￭An investment in the Buffered PLUS involves market risk associated with the underlying index. The return on the Buffered PLUS, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks and their issuers (the “index constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Buffered PLUS, should make your own investigation into the underlying index and the index constituent stocks.

May 2026 Page 9

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

■There can be no assurance that the investment view implicit in the Buffered PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall and there can be no assurance that the value of the underlying index will perform favorable to you. The value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing some and up to 90.00% of your investment in the Buffered PLUS.

■The underlying index reflects price return, not total return. The return on the Buffered PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the Buffered PLUS will not include such a total return feature or dividend component.

■Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the value of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the value of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS.

■The level of the underlying index will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the underlying index. Although the index constituent stocks are traded in euros, the Buffered PLUS are denominated in U.S. dollars, and the calculation of the amount payable on the Buffered PLUS at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the level of the underlying index and therefore, the market value of, and return on, the Buffered PLUS. In addition, you will not benefit from any appreciation of the euro relative to the U.S. dollar, which you would have had you owned the index constituent stocks directly. The amount we pay in respect of the Buffered PLUS on the maturity date will be determined solely in accordance with the procedures described herein and in “General Terms of the Notes” in the accompanying product supplement.

■The Buffered PLUS are subject to non-U.S. securities market risk. The Buffered PLUS are subject to risks associated with non-U.S. securities markets, specifically that of the Eurozone because the EURO STOXX 50® Index is comprised of stocks of companies in the eurozone. An investment in securities, such as the Buffered PLUS, linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

■There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions. You, as an investor in the Buffered PLUS, should conduct your own independent investigation of the index sponsor and the underlying index. The index sponsor is not involved in the Buffered PLUS offered hereby in any way and has no obligation of any sort with respect to your Buffered PLUS. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amount payable on, your Buffered PLUS.

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

■Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered PLUS or the index constituent stocks of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Buffered PLUS. These regulatory actions could result in restrictions on the Buffered PLUS and could result in a loss of some or all of your investment in the Buffered PLUS, including if you are forced to divest the Buffered PLUS due to the government mandates, especially if such divestment must be made at a time when the market value of the Buffered PLUS has declined.

Risks Relating to Estimated Value and Liquidity

■BNS’ initial estimated value of the Buffered PLUS at the time of pricing (when the terms of your Buffered PLUS were set on the pricing date) is lower than the issue price of the Buffered PLUS. BNS’ initial estimated value of the Buffered PLUS is only an estimate. The issue price of the Buffered PLUS exceeds BNS’ initial estimated value. The difference between the issue price of the Buffered PLUS and BNS’ initial estimated value reflects costs associated with selling and structuring the Buffered PLUS, as well as hedging its obligations under the Buffered PLUS. Therefore, the economic terms of the Buffered PLUS are less favorable to you than they would have been if these expenses had not been paid or had been lower.

■Neither BNS’ nor SCUSA’s estimated value of the Buffered PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the Buffered PLUS and SCUSA’s estimated value of the Buffered PLUS at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Buffered PLUS to be more favorable to you. Consequently, the use of an internal funding rate for the Buffered PLUS increases the estimated value of the Buffered PLUS at any time and has an adverse effect on the economic terms of the Buffered PLUS.

■BNS’ initial estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the Buffered PLUS was determined by reference to its internal pricing models when the terms of the Buffered PLUS were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the Buffered PLUS, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying index, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Buffered PLUS that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

■The Buffered PLUS have limited liquidity. The Buffered PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Buffered PLUS. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which SCUSA is willing to purchase the Buffered PLUS from you. If at any time SCUSA does not make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

May 2026 Page 11

$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

■The price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Buffered PLUS. SCUSA’s estimated value of the Buffered PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your Buffered PLUS in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your Buffered PLUS at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your Buffered PLUS it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Buffered PLUS at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Buffered PLUS by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the underlying index, price-sensitivity analysis and the time to maturity of the Buffered PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Buffered PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Buffered PLUS determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the Buffered PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.

In addition to the factors discussed above, the value and quoted price of the Buffered PLUS at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Buffered PLUS, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Buffered PLUS, including the price you may receive for the Buffered PLUS in any market making transaction. To the extent that SCUSA makes a market in the Buffered PLUS, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Buffered PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Buffered PLUS in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Buffered PLUS at any price and, in this regard, SCUSA is not obligated to make a market in the Buffered PLUS. See “— The Buffered PLUS have limited liquidity” herein.

■The price of the Buffered PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the Buffered PLUS may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the underlying index over the full term of the Buffered PLUS, (ii) volatility of the value of the underlying index and the index constituent stocks and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) changes in exchange rates between the currency in which the index constituent stocks trade and the U.S. dollar, (v) any actual or anticipated changes in our credit ratings or credit spreads, (vi) dividend yields on the index constituent stocks and (vii) the time remaining to maturity. In particular, because the provisions of the Buffered PLUS relating to the early redemption feature and the payment at maturity behave like options, the value of the Buffered PLUS will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated value of the underlying index and other relevant factors, the market value of the Buffered PLUS may decrease and you may receive substantially less than the stated principal amount if you sell your Buffered PLUS prior to maturity regardless of the value of the underlying index at such time.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risks Relating to General Credit Characteristics

■Payments on the Buffered PLUS are subject to the credit risk of BNS. The Buffered PLUS are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Buffered PLUS. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Buffered PLUS and you could lose your entire investment in the Buffered PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest

■Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered PLUS. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Buffered PLUS. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the index constituent stocks and/or purchasing futures, options and/or other instruments linked to the underlying index and/or one or more of the index constituent stocks. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index and/or one or more of the index constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final determination date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the value of the underlying index and/or one or more of the index constituent stocks. Any of these hedging activities may adversely affect the value of the underlying index—directly or indirectly by affecting the value of their index constituent stocks — and therefore the market value of the Buffered PLUS and the amount you will receive on the Buffered PLUS.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Buffered PLUS. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Buffered PLUS, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Buffered PLUS declines.

■We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Buffered PLUS. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Buffered PLUS or other securities that we have issued), the index constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the underlying index and/or the value of the Buffered PLUS. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the index constituent stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the underlying index and the market for your Buffered PLUS, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Buffered PLUS.

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Buffered PLUS or other securities that we may issue, the index constituent stocks, other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Buffered PLUS. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Buffered PLUS.

We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Buffered PLUS or other securities that we may issue, the index constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Buffered PLUS should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the Buffered PLUS for liquidity or otherwise.

■Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Buffered PLUS. Trading or transactions by BNS, SCUSA or our other affiliates in the underlying index or any index constituent stocks, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any index constituent stocks may adversely affect the value of the underlying index or any index constituent stocks and, therefore, the market value of the Buffered PLUS. See “—     Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered PLUS” for additional information regarding hedging-related transactions and trading.

■The calculation agent will have significant discretion with respect to the Buffered PLUS, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine whether the early redemption payment is payable to you on any early redemption date and the payment at maturity of the Buffered PLUS based on observed index closing values of the underlying index on the relevant determination date. The calculation agent can postpone the determination of the index closing value or final index value (and therefore the early redemption date or maturity date, as applicable) if a market disruption event occurs and is continuing with respect to the underlying index on any determination date (including the final determination date).

■BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Buffered PLUS. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Buffered PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Buffered PLUS and the underlying index to which the Buffered PLUS are linked.

Risks Relating to Canadian and U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Buffered PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Underlying Index

All disclosures contained in this document regarding the underlying index are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.

EURO STOXX 50® Index

We have derived all information contained herein regarding the underlying index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or the “index sponsor”), and/or its affiliates.

The underlying index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the underlying index trade in euros, and are allocated based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Belgium, Finland, France, Germany, Italy, the Netherlands and Spain. Please see “Indices — The EURO STOXX 50® Index” in the accompanying underlier supplement for additional information regarding the underlying index, the index sponsor and our license agreement with respect to the underlying index. Additional information regarding the underlying index, including its sectors, sector weightings and top constituents, may be available on the index sponsor’s website.

Historical Information

The index closing value of the underlying index on May 29, 2026 was 6,050.54. The graph below sets forth the index closing values of the underlying index for each day from January 1, 2021 through May 29, 2026. We obtained the information in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the determination dates.

EURO STOXX 50® Index – Daily Index Closing Values January 1, 2021 to May 29, 2026

This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying index or other securities linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Buffered PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for the early redemption date shall be the date one business day prior to the scheduled early redemption date.
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	As specified in the product supplement under "General Terms of the Notes — Special Calculation Provisions — Business Day".
Tax redemption:

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Buffered PLUS.

Canadian bail-in:	The Buffered PLUS are not bail-inable debt securities under the CDIC Act.
Terms incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying index	reference asset
	index constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	determination dates	valuation dates
	final determination date	final valuation date
	index closing value	closing value
	initial index value	initial value
	final index value	final value
	buffer amount	buffer percentage
	underlying return	reference asset return
	upside leverage factor	participation rate
Additional information regarding estimated value of the Buffered PLUS:

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Buffered PLUS. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Buffered PLUS are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the Buffered PLUS is greater than the initial estimated value of the Buffered PLUS. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Buffered PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Buffered PLUS to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

On January 29, 2026, the Department of Finance Canada released for consultation proposed amendments (the “January 29th Tax Proposals”) that would amend paragraph 18.4(3)(b) of the Act, and introduce other consequential amendments. Such discussion further assumes that these proposals will not apply to amounts payable to a holder in respect of the Buffered PLUS. However, there can be no assurance in this regard. Investors should note that the January 29th Tax Proposals are highly complex, and there remains significant uncertainty as to their interpretation and application.

Tax considerations:

The U.S. federal income tax consequences of your investment in the Buffered PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

securities with terms that are substantially the same as the Buffered PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Buffered PLUS, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Buffered PLUS as prepaid derivative contracts with respect to the underlying index. If your Buffered PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your Buffered PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Buffered PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Buffered PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered PLUS, it is possible that your Buffered PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Buffered PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the Buffered PLUS should not give rise to long-term capital gain or loss because the Buffered PLUS offer, at least in part, short exposure to the underlying index.

Section 1297. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of the Buffered PLUS. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Except to the extent otherwise required by law, BNS intends to treat your Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered PLUS. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Buffered PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Buffered PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Buffered PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code, and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Buffered PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Buffered PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on the nature of the underlying index and our determination that the Buffered PLUS are not “delta-one” with respect to the underlying index or any index constituent stocks, our special U.S. tax counsel is of the opinion that the Buffered PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Buffered PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Buffered PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, any index constituent stocks or your Buffered PLUS, and following such occurrence your Buffered PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Buffered PLUS under these rules if you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the Buffered PLUS. If you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the Buffered PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Buffered PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Buffered PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Buffered PLUS.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Buffered PLUS through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Buffered PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The Buffered PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Buffered PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Buffered PLUS at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of the Buffered PLUS purchased after the bill was enacted to accrue interest income over the term of the Buffered PLUS despite the fact that there will be no interest payments over the term of the Buffered PLUS.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS and those of the index constituent stock issuers).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

SCUSA, our affiliate, has agreed to purchase the Buffered PLUS at the stated principal amount and, as part of the distribution of the Buffered PLUS, has agreed to sell the Buffered PLUS to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed sales commission of $20.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Buffered PLUS after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Buffered PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Buffered PLUS in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Buffered PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Buffered PLUS immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the Buffered PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Buffered PLUS and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Buffered PLUS, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:

The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom retail investors:

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Buffered PLUS are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

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$15,745,000 Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due June 2, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Validity of the Buffered PLUS:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Buffered PLUS offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Buffered PLUS will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Buffered PLUS, authentication of the Buffered PLUS and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Buffered PLUS has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Buffered PLUS have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Buffered PLUS will be validly issued and, to the extent validity of the Buffered PLUS is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to BNS’ Form F-3 filed with the SEC on October 9, 2024.

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